7 AUGUST 2023

Code of Ethics & Insider Trading Policy

ARTISAN PARTNERS

Table of Contents

Code of Ethics at a Glance	2

Definitions	3

Fiduciary Duty to Clients and Related Principles	6

Covered Persons Under the Code of Ethics	6

Disclosure and Certification Requirements	7
INITIAL DISCLOSURE OF ACCOUNTS, HOLDINGS AND CERTIFICATIONS	7
ANNUAL DISCLOSURE OF ACCOUNTS, HOLDINGS AND CERTIFICATIONS	8
QUARTERLY TRANSACTION DISCLOSURES	8

Conducting Personal Securities Transactions	9

CODE OF ETHICS REPORTING AND PRECLEARANCE CHART	11
PRECLEARANCE EXEMPTIONS FOR CERTAIN SECURITY TYPES	12
EXEMPTIONS FOR CERTAIN ASSOCIATES	13
BLACKOUT PERIOD FOR INVESTMENT PERSONS	13

Special Provisions Applicable to Transactions in APAM Securities	14

APAM BLACKOUT PERIODS	14
TRANSACTIONS IN APAM SECURITIES SHOULD BE REPORTED TO COMPLIANCE WITHIN 24 HOURS	15
SHORT SALES OF APAM SECURITIES PROHIBITED	15
HEDGING OF APAM SECURITIES PROHIBITED	15
RESTRICTIONS ON HOLDING APAM SECURITIES IN MARGIN ACCOUNTS	15
RISKS OF HOLDING APAM SECURITIES IN DISCRETIONARY ACCOUNTS	15
RESTRICTIONS ON PLEDGING OF APAM SECURITIES	15
TRANSFER OF APAM SECURITIES BETWEEN BROKERAGE ACCOUNTS	15
ADDITIONAL RESTRICTIONS AND OBLIGATIONS APPLICABLE TO APAM’S EXECUTIVE OFFICERS	16
PRECLEARANCE AND BLACKOUT PERIOD EXEMPTION FOR APPROVED 10B5-1 PLAN	16

Prohibited and Restricted Activities	16

INSIDER TRADING PROHIBITED	16
RESTRICTIONS ON COMMUNICATION OF NON—PUBLIC INFORMATION	18
TRANSACTIONS IN SECURITIES ON APPLICABLE RESTRICTED LIST(S) PROHIBITED	19
RESTRICTIONS ON CERTAIN TRANSACTIONS WITH CLIENTS	19
APPROVAL REQUIRED FOR PARTICIPATION IN INITIAL PUBLIC OFFERINGS	19
APPROVAL REQUIRED FOR PARTICIPATION IN PRIVATE PLACEMENTS	20
LIMITATIONS ON INVESTMENTS IN PUBLICLY TRADED COMPANIES	21
FRONT RUNNING PROHIBITED	21
SPREAD BETTING PROHIBITED	21
EXCESSIVE SHORT-TERM SECURITIES TRADING IN NON-EXEMPT SECURITIES IS PROHIBITED	21
HIGH-RISK TRADING ACTIVITIES	21
PERSONAL SECURITIES TRANSACTIONS WITH CERTAIN BROKERS OR DEALERS PROHIBITED	22

Other Code Requirements	22

AMENDMENTS TO THE CODE	22
REGULATORY CONDUCT DISCLOSURE	22
CHANGES IN IMMEDIATE FAMILY MEMBER EMPLOYMENT	22
SERVICE AS A BOARD DIRECTOR, BOARD MEMBER, MANAGER, MANAGING MEMBER OR TRUSTEE	22
OUTSIDE FINANCIAL INTERESTS AND OUTSIDE BUSINESS ACTIVITIES	23

Requirement to Preserve Confidentiality	23

Enforcement of the Code and Consequences for Failure to Comply	24

Individual Exemptions	24

Other Relevant Policies

Although not formally part of this Code, Artisan Partners and its affiliates maintain a number of policies and procedures governing associate conduct. These include, among others:

•	Artisan Partners Policy on Gifts & Business Entertainment

•	Artisan Partners Pay to Play Policy

•	The APAM Code of Business Conduct

•	The APAM and Artisan Partners Funds Whistleblower Policies

•	The Artisan Partners Information Barrier Policy

These policies and procedures may be accessed through the Artisan Partners Policy Portal

Quick Access Guide

•	Definitions

•	Reporting and Preclearance Chart

•	FIS ECM Application

•	APAM Blackout Period Calendar

Code of Ethics and Insider Trading Policy

Code of Ethics at a Glance

The Artisan Partners Code of Ethics and Insider Trading Policy (the “Code”) applies to you as a Covered Person of Artisan Partners. The Code governs your personal securities transactions, as well as those of your Immediate Family Members, as described in greater detail below. The Code has been designed to ensure compliance with the applicable federal securities laws and to protect the interests of our Clients. Abiding by the letter and the spirit of its terms is essential to your continued and future success at Artisan Partners.

Key Provisions of the Code

Associates are required to:

•	Behave consistently with Artisan Partners’ fiduciary obligations by putting Client interests first

•	Comply with applicable law, including the federal securities laws

•	Periodically review and then acknowledge that you understand and have complied with the Code

•	Preclear and disclose your and your Immediate Family Members’ personal securities transactions

•	Disclose all covered accounts and all holdings in covered securities

•	Preclear and disclose transactions in covered securities

•	Obtain Compliance approval before:

•	Investing in private securities and IPOs or

•	Acquiring more than 5% of a public company.

•	Report all transactions in APAM securities to Compliance within 24 hours

•	Preclear and report certain outside activities, such as serving on the board of a business organization

•	Report potential Code errors or exceptions under the Code to Compliance

Prohibitions include but are not limited to the following:

•	Insider Trading

•	Communication of non-public information in violation of a duty of confidentiality

•	Front-running Client trades, or taking inappropriate advantage of Client information

•	Personal securities transactions conducted through undisclosed brokerage or investment accounts

•	Transactions in restricted securities, including APAM stock, during a blackout period

•	Certain other APAM transactions, including: short sales, hedging and pledging on margin

•	Transactions with Clients, except as approved by Compliance

Code of Ethics and Insider Trading Policy

Definitions

Beneficial Interest or Ownership	Your or your Immediate Family member’s direct or indirect opportunity to profit or share in any profit derived from a transaction in a security. In general, the definition of “beneficial ownership” under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security.

Chief Compliance Officer

Person(s) designated by Artisan Partners Limited Partnership, Artisan Partners UK LLP, Artisan Partners Funds and/or Artisan Partners Distributors to fill the role for each entity. References to the Chief Compliance Officer also include, for any function, any person designated by the Chief Compliance Officer as having responsibility for that function subject to the Chief Compliance Officer’s supervision.

Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered to another member of the Compliance Team or to the Chief Legal Officer of the firm. The Chief Compliance Officer or another person to whom authority to approve Personal Securities Transactions has been granted under the Code may not approve his or her own Personal Securities Transactions; such transactions must be approved by someone else with such authority.

Chief Legal Officer	Person as is designated by Artisan Partners Asset Management. References to the Chief Legal Officer also include, for any function, any person designated by the Chief Legal Officer as having responsibility for that function and subject to the Chief Legal Officer’s supervision.

Control	You have “Control” or “Investment Control” over a security or an account if you have, directly or indirectly, the ability to engage in a transaction in the security/account or the ability to direct that a transaction occur in a security/account. You may be deemed to have investment control over a security even if you do not have a beneficial interest in the security. Examples of investment control include a person acting as an executor or personal representative of an estate or a person who has investment discretion, but does not include accounts you manage in connection with your Artisan Partners employment.

Covered Person

•  officers, employees, and partners of Artisan Partners Asset Management Inc. (APAM) and its affiliates including, without limitation, Artisan Partners Limited Partnership (Artisan US), Artisan Partners UK LLP (APUK), Artisan Partners Hong Kong Limited, Artisan Partners Asia-Pacific PTE, Ltd., Artisan Partners Australia Pty Ltd, APEL Financial Distribution Services Limited (AP Europe), and Artisan Partners Distributors LLC (collectively Artisan Partners);

Code of Ethics and Insider Trading Policy

•  interested directors of Artisan Partners Funds, Inc. (Artisan Funds) and Artisan Partners Global Funds plc (Artisan Global Funds) who are not otherwise subject to another code of ethics adopted by Artisan Funds or Artisan Global Funds; and

• certain persons identified by Compliance who are under contract with and regularly working on the premises of Artisan Partners (such as a temporary employee, independent contractor, or consultant).

Discretionary Account	An account of any Covered Person, held either alone or with others, over which a person (such as an investment adviser or trustee) who is not the Covered Person or an Immediate Family Member exercises investment discretion.

Exempt Securities	Securities that have been identified as exempt from reporting by Artisan Partners. Exempt Securities are:

(i) securities that are direct obligations of the U.S. government (e.g., treasury bills, treasury notes and treasury bonds);

(ii) shares of U.S. open-end mutual funds that are not Clients;

(iii) interests in certain unit trusts, open-ended investment companies, and unit-linked life and pension interests held through the APUK or AP Europe pension plans to the extent these securities have been identified as exempt* from reporting by the Compliance team; and

(iv) bank certificates of deposit, banker’s acceptances, repurchase agreements or commercial paper.

* Shares of the Artisan Partners Global Funds are not exempt unless held in the APUK pension plans.

Federal Securities Laws	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Code of Ethics and Insider Trading Policy

Immediate Family Members	Includes all family members who share the same household, including but not limited to, a domestic partner, spouse, son, or daughter (including a legally adopted child, foster child or child who is a tax dependent), stepson or stepdaughter, son-in-law, daughter-in-law, parent, grandparent, stepfather or stepmother, mother-in-law or father-in-law, and siblings or siblings-in-law, or any descendants of any of the foregoing persons.

Investment Person	Covered Person who is a portfolio manager, analyst, research associate, research assistant, trader, or any other Covered Person in a similar capacity who provides information, research analysis, or advice with respect to the purchase or sale of securities.

Non-exempt Securities	Any security type not specifically defined as an Exempt Security.

Personal Securities Transaction	A transaction in a reportable security (including the “gifting” of a security) in which the Covered Person has beneficial interest or over which the Covered Person has Investment Control.

Private Placement	Offering of securities in which the issuer relies on an exemption from the registration provisions of the U.S. federal securities laws or comparable non-U. S. regulatory scheme, and usually involves a limited number of sophisticated investors and a restriction on resale of the securities. Examples are private investments in public equity securities (PIPES), hedge funds, private funds, “crowdfunding” investments, private funds, private partnerships or limited liability companies, Initial Coin Offerings, offerings of security tokens and similar investments or transactions.

Reportable Accounts	Any brokerage or other investment account in which you or an Immediate Family Member have a Beneficial Interest or Investment Control and which holds or could hold a security subject to reporting under the Code.

Code of Ethics and Insider Trading Policy

Fiduciary Duty to Clients and Related Principles

Artisan Partners owes a fiduciary duty to Artisan Partners’ clients (“Clients”). This duty requires Artisan Partners and each Covered Person to seek to avoid or mitigate any conflict, or the appearance of a conflict, between the interests of a Client and the interests of Artisan Partners or a Covered Person.

Covered Persons must at all times adhere to the following standards of conduct:

•	Clients Come First—The interests of Clients must always come first, as Clients deserve Artisan Partners’ undivided loyalty and unbiased effort. All Covered Persons must recognize and respect the interests of Clients, particularly with regard to their personal investment activities and any potential conflict with Client interests that may arise in connection with such activities. Covered Persons must not conduct a personal securities transaction in a manner that interferes with Client transactions. Covered Persons must not take inappropriate advantage of their positions and access to information that comes with such positions. Covered Persons should not seek to influence Client investments based on personal interests.

•	Compliance with Applicable Law—Covered Persons must comply with all applicable laws and regulations, including the Federal Securities Laws and the applicable laws of any country in which Artisan Partners operates.

•	Observe the Spirit of the Code—Artisan Partners expects that Covered Persons will comply with not only the letter but also the spirit of the Code and strive to avoid even the appearance of impropriety. Covered Persons should promptly notify Compliance if there is any reason to believe that an error or exception under the Code has occurred or is about to occur.

APAM Code of Business Conduct

All associates must:

•	Act with integrity, including being honest and candid, while maintaining the confidentiality of information where required or consistent with the Company’s policies;

•	Observe both the form and spirit of laws, rules, regulations, accounting standards and Company policies; and

•	Adhere to a high standard of professional ethics.

Covered Persons Under the Code of Ethics

Except as specifically noted, each Covered Person is subject to the requirements of the Code.

Certain employees or contractors of Artisan Partners may be specifically identified by Compliance as Exempt Persons based on the nature of that person’s role and access to information (e.g., temporary consultants without access to Client or non-public trading and holdings information). An Exempt Person will be specifically notified of their exempt status by Compliance.

Exempt Persons are exempt from certain provisions of the Code, but are required to adhere to the following Code requirements: Standards of Business Conduct, Restrictions on Communications of Non-public Information, Insider Trading Policy and the Requirement to Confidentiality.

Code of Ethics and Insider Trading Policy

Disclosure and Certification Requirements

As a Covered Person, you are subject to a variety of disclosure and certification requirements as noted below.

Covered persons are strongly encouraged to maintain brokerage and investment accounts with firms providing electronic data feeds. At the discretion of Compliance, a Covered Person may be required to maintain his or her accounts with brokerage firms providing electronic data feeds.

Initial Disclosure of Accounts, Holdings and Certifications

No later than 10 days after hire or of otherwise becoming a Covered Person, you must:

•	Disclose Your Reportable Accounts—identify to Artisan Partners each of your Reportable Accounts.

•	Disclose Your Holdings— disclose all your personal holdings of securities that are Non-exempt Securities. All the information you report must be no more than 45 days old. Artisan Partners Funds, Artisan Partners Global Funds, Artisan Partners collective investment trusts, Artisan Partners private funds and other funds that are Clients of Artisan Partners are Non-exempt Securities and are required to be reported.

•	Complete Certain Other Forms and Certifications, including but not limited to, the following:

•	an acknowledgement of receipt of this Code, the APAM Code of Business Code, and each other policy that Artisan Partners asks you to acknowledge;

•	disclosures regarding your outside business activity;

•	disclosures regarding your Immediate Family Members, including if an Immediate Family Member is employed by an investment adviser or securities broker-dealer or is employed by any company that he or she knows does business, or is actively seeking to do business, with Artisan Partners; and

•	a regulatory conduct disclosure questionnaire.

Am I required to report accounts over which neither I nor an Immediate Family Member exercise investment control, such as a blind trust or managed account?

Yes, you should report to us known accounts over which you or your Immediate Family Member are beneficial owners, even if you exercise no direct or indirect influence or control over it. Compliance may determine that reporting of securities transactions is not required if you affirm that you have no direct or influence on investment decisions and have no knowledge of proposed transactions in the account.

How do I submit my initial disclosure forms and certifications?

Initial disclosure forms and certifications are generally submitted electronically through FIS Employee Compliance Manager (ECM). Artisan Partners Associates may access ECM through the following link: FIS ECM. For questions or assistance, please call the Code of Ethics hotline at x1970.

Code of Ethics and Insider Trading Policy

Annual Disclosure of Accounts, Holdings and Certifications

On an annual basis, Covered Persons are required to disclose to Compliance: (i) each Reportable Account; and (ii) Non-exempt Securities. Such information should be in the form requested by Compliance and must be current as of a date no more than 45 days before the report is submitted.

Covered Persons need not provide annual disclosures regarding the following types of securities:

•	Holdings of Exempt Securities.

•

Securities held directly in an Artisan Partners Funds, Artisan Partners Global Funds, Artisan collective investment trust and Artisan Private Funds account because records for these accounts are maintained in Artisan Partners’ systems. You must disclose your interest in the account itself.

Covered Persons are also required to complete other forms and certifications annually, including but not limited to, the following:

•	an acknowledgement of receipt of this Code, the APAM Code of Business Conduct, and each other policy that Artisan Partners asks you to acknowledge;

•	disclosures regarding your outside business activity;

•	disclosures regarding your Immediate Family Members, including if an Immediate Family Member is employed by an investment adviser or securities broker-dealer or is employed by any company that he or she knows does business, or is actively seeking to do business, with Artisan Partners; and a regulatory conduct disclosure questionnaire.

Am I required to provide a quarterly report if my broker provides duplicate statements?

No. In most cases, confirmations or statements are sufficient and separate quarterly reports are not required.

Quarterly Transaction Disclosures

Covered Persons must disclose all Personal Securities Transactions during a calendar quarter to Compliance no later than thirty days after the end of the quarter. The disclosure must contain all information required in the form requested by Compliance, including name of the broker, as-of date of the transaction, nature of the trade (e.g., purchase or sell), and as applicable, the ticker or CUSIP, interest rate, maturity date, number of shares, and principal amount of each Non-exempt Security.

To the extent possible, this disclosure should be in the form of (i) duplicate confirmations or duplicate statements delivered directly to Artisan Partners by the broker or (ii) transactional data provided by the broker through a confirmed electronic feed.

In the event the broker or custodian does not furnish duplicates or an electronic feed, or for a Covered Person that is a temporary employee whose anticipated period of continuous employment will not exceed four months, the Covered Person may be permitted, at the discretion of Compliance, to submit copies in the form requested by Compliance.

Code of Ethics and Insider Trading Policy

Covered Persons need not provide quarterly disclosures regarding the following security and transaction types:

•	Transactions in Exempt Securities

•

Automatic Investment Plans (AIP). Automatic securities transactions, other than transactions in securities issued by APAM, in which regular periodic purchases (or withdrawals) are made in (or from) an investment account on a predetermined schedule and allocation. An automatic investment plan includes an issuer’s dividend reinvestment plan (DRP) and the automatic reinvestment of dividends or income occurring in an investment account. Note the following:

•	Establishment of such an AIP and sales of securities acquired through an AIP must be precleared,

•	Reportable securities transactions conducted through an AIP are exempt from quarterly transaction reporting but must be included in initial and annual holdings reporting.

•

Artisan Partners Funds, Artisan Partners Global Funds, Artisan Partners collective investment trusts and Artisan Partners private fund accounts held directly with the product’s administrator or custodian.

Conducting Personal Securities Transactions

Personal Securities Transactions must be executed only through brokerage or other accounts that have been identified to Compliance.

Except as provided below, all Personal Securities Transactions must be cleared in advance by Compliance. When in doubt as to whether a particular transaction requires preclearance, you should preclear the transaction or seek clarification from Compliance before placing a trade. No Covered Person may preclear his/her own Personal Securities Transaction. In the case of certain transactions in APAM securities, Compliance will seek preclearance of the transaction from the Chief Legal Officer.

No Personal Securities Transaction of a Covered Person in a security will be cleared if:

•	the security is on an applicable restricted list;

•	there is a conflicting order pending in that security; or

•	the proposed transaction is during a Blackout Period, as discussed below.

Am I required to report new brokerage and investment accounts?

Yes, notify Compliance promptly (generally within 30 days) of the opening of a new investment account for yourself or Immediate Family Members. Do not assume your broker will proactively link the account or send duplicate statements. A member of the Compliance team will help facilitate the receipt of duplicate statements and/or confirmations.

If an application form asks if you are associated with a broker-dealer or FINRA member firm, choose “yes”. Contact Compliance if an authorization letter from Artisan Partners is required to open the account.

A conflicting order is any order for the same or similar security (or an option on or warrant for that security) that is pending in an Artisan Partners’ trade order management system on behalf of a Client. Preclearance requests may also be denied at the sole discretion of the Compliance team even if none of the conditions described above apply.

Code of Ethics and Insider Trading Policy

If a precleared transaction is not executed by the end of the second business day following the date on which preclearance is granted, the preclearance will expire and the request must be made again, unless otherwise notified by Compliance.

The “gifting” of securities by a Covered Person is considered a Personal Securities Transaction of the Covered Person and is subject to preclearance as described above. For non-APAM securities, approval for gifting will typically be given unless the security is on an applicable restricted list.

How do I preclear a Personal Securities Transaction?

•	Access FIS Employee Compliance Manager (ECM)

•	Enter the details of the proposed transaction and submit the request. Each security must be entered separately.

•	Don’t execute the trade until you receive a subsequent ECM-generated approval e-mail for each individual preclearance request.

•	Check the details of your approval and make sure your order is for the same security and direction as the approval you received.

•	Only execute your trade during the approval window (the day of approval plus the following two business days unless otherwise notified by Compliance).

Code of Ethics and Insider Trading Policy

Code of Ethics Reporting and Preclearance Chart

Investment persons may have additional team-specific reporting and preclearance requirements. Contact the Code of Ethics Team at 414-390-1970 regarding security types not named below or with any additional questions.

SECURITY TYPE	REPOR TABLE	PRECLEARANCE REQUIRED
Funds
Artisan Partners Funds	Yes	No
Artisan Partners Global Funds	Yes	Yes[1]
Artisan private funds	Yes	No
Artisan collective investment trusts	Yes	No
Artisan client sub-advised funds	Yes	No
Single Stock ETFs, ETNs, and ETPs	Yes	Yes
Index ETFs	Yes	No
Non-U.S. Funds	Yes	Yes
U.S. Mutual Funds	No	No
Equities
APAM securities	Yes	Yes
Common, preferred, and convertible stock	Yes	Yes
IPOs	Contact Compliance	Yes
Private investments, private placements, hedge funds, private equity funds, venture capital funds and other nonaffiliated private funds	Yes	Yes
Fixed Income/Bonds
Corporate Bonds	Yes	Yes
Municipal securities	No	No
Direct obligations of the U.S. Government (i.e., T-bills, T-notes, T-bonds)	No	No

Code of Ethics and Insider Trading Policy

SECURITY TYPE	REPORTABLE	PRECLEARANCE REQUIRED
U.S. government agency issues	Yes	Yes
Additional Activities and Security Types
Automatic investment plan (AIP) initiation on a Non-exempt Security	Yes	Yes
Discretionary or managed account securities trades	Contact Compliance[2]	No3
529 plans (no Artisan Partners advised or sub-advised funds held)	No	No
529 plans (Artisan Partners advised or sub-advised funds held)	Yes	No

[1]	Transactions in APUK pension plans are exempt from preclearance requirements. Reporting is still required.
[2]

A copy of the discretionary managed account agreement or a letter from your adviser (on the firm’s letterhead) indicating that the firm’s has full discretionary authority to execute trades in the account/s will be required.

[3]	The preclearance exemption for Discretionary Accounts is based upon the Covered Person not directing any investments in the account nor having any knowledge of any transaction prior to execution.

Preclearance Exemptions for Certain Security Types

You are not required to preclear securities in any of the following types of transactions (even if the security itself is not exempt from preclearance):

•	Purchases and sales of securities that are non-volitional on the part of the Covered Person or Immediate Family Member, including:

•

purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the Covered Person or his or her agent (note: the writing of the option must be precleared); and

•

acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•	A transaction in a Discretionary Account if the Covered Person:

•	has previously identified the Discretionary Account to Compliance;

•	will not directly nor indirectly influence or control any particular transaction in the account;

•	has affirmed that he or she will not know of proposed transactions in that account until after they are executed; and

•	does not, in fact, know of the proposed transactions in that account until after the transaction has been executed.

Code of Ethics and Insider Trading Policy

•	Sales as a result of a tender offer made available generally to all shareholders of the issuer.

•	Transactions in securities held for the benefit of a Covered Person in an employee benefit plan account maintained by the Covered Person’s prior employer in order to facilitate a transfer of the account to the Covered Person’s Artisan Partners’ 401(k) plan account or a rollover of the account to an IRA or other retirement account.

•	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Transactions in Artisan Partners Funds, Artisan Partners Global Funds, Artisan collective investment trusts or Artisan private funds accounts directly held with the product’s respective administrator or custodian.

•	Under certain circumstances involving instances in which an Immediate Family Member receives or is offered an opportunity to acquire an equity interest in that person’s employer or an affiliate as the result of a bona fide employment relationship and not because of a Covered Person’s relationship with Artisan Partners or Clients. The following principles apply:

•	Transactions that are initiated by the employer of the Immediate Family Member (for example, provided as part of the Immediate Family Member’s compensation) are exempt from preclearance.

•	Transactions that are initiated by the Immediate Family Member must be precleared in advance.

•	Even if an Immediate Family Member’s acquisition of a security was exempt from preclearance, preclearance will be required for any sale of the security initiated by the Immediate Family Member.

Do I need to preclear a transaction in a Discretionary Account if I acquire prior knowledge on a “one-off” basis?

Yes, contact Compliance directly to complete the preclearance request. The preclearance exemption for Discretionary Accounts is based upon the Covered Person not having actual knowledge of any transaction until after that transaction is executed. Therefore, if a Covered Person becomes aware of any transaction in a discretionary account before it is executed, the person must seek preclearance of that transaction (if preclearance of the transaction would otherwise be required).

Exemptions for Certain Associates

Associates on leave may be exempted from preclearance requirements at the discretion of the Compliance team with reference to the facts and circumstances surrounding the leave, including access to firm systems. An associate on leave will be contacted directly by the Compliance team to discuss the associate’s preclearance responsibilities.

Blackout Period for Investment Persons

For a preclearance request from an Investment Person, the Compliance team may contact a portfolio manager, or their designee, of the corresponding strategy for which the Investment Person works, (or may otherwise utilize information provided by such portfolio manager or designee), to determine if a transaction in the security subject to the proposed Personal Securities Transaction is actively under consideration for the strategy.

Code of Ethics and Insider Trading Policy

If a portfolio manager requests preclearance of a Personal Securities Transaction, Compliance may contact another portfolio manager, or a designee, for the strategy or may otherwise utilize information provided by the portfolio manager or designee, to determine if a transaction in the security is actively under consideration for the strategy. For each proposed trade, the person responsible for reviewing such trade will be provided with information necessary to determine whether the trade may be approved consistent with the Code (e.g., title of the security, nature of the transaction, approximate number of shares involved in the transaction).

An Investment Person may not purchase or sell a security when the proposed transaction would conflict with trading activity under consideration for a Client whose account is managed in an investment strategy for which such Investment Person provides research, trading or portfolio management services. The existence of such a “Blackout Period” will generally be determined in reference to information available through the firm’s order management systems, or in consultation with portfolio management as described above.

Special Provisions Applicable to Transactions in APAM Securities

APAM Blackout Periods

All Covered Persons will be subject to a Quarterly Blackout Period during which time no transactions in APAM securities may be effected. The Quarterly Blackout Period will begin on the first day of each fiscal quarter for all Covered Persons except APAM Designees (as defined below). The Quarterly Blackout period will begin on the 15th day of the last month of the preceding fiscal quarter for APAM’s executive officers and certain other associates designated by the Chief Legal Officer (the “APAM Designees”). The Quarterly Blackout Period will continue until the opening of regular session trading on the New York Stock Exchange on the second trading day after the day on which APAM releases its earnings for that fiscal period. The Chief Legal Officer may modify the dates on which the Quarterly Blackout Period begins and ends with respect to a specific quarter for either all or some portion of Covered Persons, in their discretion.

How do I know whether I am considered an APAM Designee?

The Legal or Compliance team will notify all associates who are APAM designees.

You can also contact the Code of Ethics hotline at x1970 with any questions.

The Chief Legal Officer may designate additional blackout periods, or Special Blackout Periods, and may determine which associates are subject to a Special Blackout Period, in each case in their discretion from time to time. Covered Persons that are subject to a Special Blackout Period will be notified. No Covered Person subject to a Special Blackout Period may disclose to any other person that any Special Blackout Period has been designated.

No transaction in APAM securities by a Covered Person, even if it has been precleared, may be effected during a Firmwide Blackout Period absent a waiver from the Chief Legal Officer. Waivers may be granted to specified Covered Persons on an ad hoc basis or made applicable to all Covered Persons as a blanket waiver.

Code of Ethics and Insider Trading Policy

Transactions in APAM Securities Should Be Reported to Compliance within 24 Hours

Personal Securities Transactions in APAM securities should be reported to Compliance within 24 hours.

Short Sales of APAM Securities Prohibited

Covered Persons may not, directly or indirectly, sell any APAM equity security short (that is, sell an APAM equity security when the Covered Person does not own it), or sell short against the box (that is, sell an APAM equity security when the Covered Person owns the security sold but does not deliver it).

Hedging of APAM Securities Prohibited

Covered Persons may not hedge their exposure to the economic consequences of ownership of APAM securities. For the avoidance of doubt, ownership of equity interests in a subsidiary or affiliate of Artisan Partners is not prohibited by the Code.

How do I make sure my APAM transactions are reported to Compliance within 24 hours?

For accounts established at Schwab through Human Capital in the context of an equity award, the Compliance team generally receives direct electronic trade confirmations that satisfy the 24-hour notification requirement.

For all other accounts, the notification process depends on whether or not your broker has provided Compliance with an electronic feed of trade confirmations. If your broker has provided such a feed, you may generally rely on the confirmation to satisfy the notification requirement. If not, you must notify Compliance.

Restrictions on Holding APAM Securities in Margin Accounts

APAM securities may only be held in a margin account with the prior approval of the Chief Legal Officer, who may place additional restrictions on the holding.

Risks of Holding APAM Securities in Discretionary Accounts

The special Code requirements applicable to transactions in APAM securities apply to all accounts, even if APAM securities are held in Discretionary Accounts. A financial advisor managing a Discretionary Account cannot trade APAM securities on behalf of a Covered Person during a Blackout Period.

As a result, and in order to minimize the risk of Code violations, Covered Persons are strongly discouraged from holding APAM securities in a Discretionary Account.

Restrictions on Pledging of APAM Securities

Covered Persons may not pledge APAM securities when they are aware of material non-public information or otherwise are not permitted to trade in APAM securities.

Transfer of APAM Securities between Brokerage Accounts

In order to facilitate monitoring of transactions in APAM securities, Covered Persons should notify Compliance of their intent to transfer APAM securities from one brokerage account to another prior to initiating any such transfer. Details of the receiving account and the securities to be transferred can be provided to the Compliance team via e-mail to DL – Code of Ethics.

Code of Ethics and Insider Trading Policy

Additional Restrictions and Obligations Applicable to APAM’s Executive Officers

APAM’s executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 are subject to additional requirements, including the obligation to promptly report certain transactions in APAM’s securities to the SEC. These officers are also subject to the “short-swing profit” provisions of Section 16(b), pursuant to which any profit realized from a purchase and sale, or sale and purchase, of any equity securities of APAM within a six-month period may be subject to clawback by Artisan Partners, unless an exemption applies.

Preclearance and Blackout Period Exemption for Approved 10b5-1 Plan

Preclearance and Blackout Periods for APAM Securities do not apply to transactions executed pursuant to a pre- existing written plan, contract or instruction under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

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has been reviewed and approved by the Chief Legal Officer at least ten days in advance of being entered into (or, if revised or amended, the revisions or amendments have been reviewed and approved by the Chief Legal Officer at least ten days in advance of being entered into);

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provides that no trades may occur thereunder until the expiration of the applicable cooling-off period as specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

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was entered into in good faith by a Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when such person was not in possession of material non-public information about APAM and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect; and

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either: (i) gives a third party the discretionary authority to execute purchases and sales of securities of APAM, outside the control of the Covered Person, so long as the third party does not possess any material non-public information about APAM; or (ii) explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;

•	is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

Please contact the Chief Legal Officer if you are considering entering into, modifying or terminating a 10b5-1 plan or have any questions regarding Rule 10b5-1 plans.

Prohibited and Restricted Activities

Insider Trading Prohibited

You may not engage, directly or indirectly, in any transaction (either a Personal Securities Transaction or a transaction for a Client) involving the purchase or sale of any security, including any security issued by APAM, if you are aware of “material,” “non-public” information about that company.

Are there any special considerations to keep in mind with respect to insider trading laws outside the U.S.?

Yes. You should keep in mind that insider trading laws vary from country to country, and that local authorities can and do assert their jurisdiction over particular transactions regardless of where a buyer or seller of securities resides. Transactions in a U.K. listed security, for example, can be the basis for an action against a U.S. resident who trades on the basis of material non-public information.

Code of Ethics and Insider Trading Policy

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Material information can be positive or negative. Material information is not limited to facts, but may also include projections and forecasts. Examples of potentially material information include, without limitation:

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Quarterly and year-end earnings and significant changes in financial performance, outlook, or liquidity (including, in the case of APAM, levels of or changes in assets under management, cash flows and pipeline information);

•	Changes in debt ratings;

•	Projections that significantly differ from external expectations;

•  Stock splits, public or private securities offerings, or changes in dividend policies or amounts;

•  Significant developments involving corporate relationships;

•  Proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, divestiture, recapitalization, strategic alliance, licensing arrangement or purchase or sale of substantial assets;

•  Actual or threatened major litigation or developments relating to the resolution of such litigation;

•  Events having a significant regulatory effect or involving significant regulatory intervention;

•  Events that may result in the creation of a significant reserve or write-off or other significant adjustment to a company’s financial statements; and

•  Significant changes in senior management.

•  Non-public information” is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes “public” when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest

What should I do if I inadvertently receive material non-public information?

If you think that you might have inadvertently received material, non-public information from any source, you should take the following steps:

•  Report the information immediately to the Chief Legal Officer or to another attorney in Legal.

•  Do not purchase or sell any securities potentially impacted by the information on behalf of yourself or others, including Clients, until Artisan Partners has made a determination as to the need for trading restrictions.

•  Do not communicate the information inside or outside Artisan Partners (even to your manager) other than to the Chief Legal Officer or to another attorney in the Legal Department.

After review of the issue, Artisan Partners will determine whether any trading restrictions apply and what action, if any, the firm should take.

Code of Ethics and Insider Trading Policy

that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls or webcasts that are open to the public. Non-public information may include, for example:

•	Information available to a select group of analysts or brokers or institutional investors;

•	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated;

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Information that has been entrusted to a company or a person on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement; or

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Information obtained from alternative data sources (e.g., social media, credit card providers, geolocation services) under certain circumstances, particularly when there are questions around ownership rights in or consent with respect to use of the information.

•	Confidential information obtained from expert networks services that provide access to industry specialists, corporate executives, vendors, suppliers, physicians, consultants or analysts.

Trading during a tender offer represents a particular concern in the law of insider trading. Each Covered Person should exercise particular caution if they become aware of non-public information relating to a tender offer.

Artisan Partners does not currently utilize “value-add” investors as part of its business strategy; however, certain clients or investors in a fund sponsored by Artisan Partners may have material non-public information from time to time. In addition, directors of APAM and funds sponsored by Artisan Partners, principals or portfolio managers at other asset management firms, investment bankers, institutional investors, investment analysts, consultants, corporate executives, key persons or clients whose accounts are managed by Artisan Partners may be in possession of material non-public information regarding one or more public companies. Each Covered Person should avoid discussing non-public information about any such company with these persons. If a Covered Person should become aware of potentially material, non-public information regarding any such company, he or she should advise the Chief Legal Officer or another attorney in Legal.

Restrictions on Communication of Non-public Information

Under certain circumstances, Artisan Partners associates may receive non-public information concerning a current or potential investment opportunity. Such information may be subject to a confidentiality agreement and is also subject to the Artisan Partners’ Information Barrier Policy.

No Covered/Exempt Person may communicate non-public information to others in violation of the law, any firm policy, or any duty of confidentiality owed to a third-party. Conversations containing such information, if appropriate at all, should be conducted in private. The “tipping” of material, non-public information to a third-party in violation of a duty of confidentiality raises special issues under the insider-trading laws, and is expressly prohibited under this Code. Simply recommending someone buy, sell or hold a security based on material non-public information could be considered “tipping”.

Access to paper or electronic files containing non-public information should be restricted, including by maintenance of such materials in locked cabinets or through the use of passwords or other security devices for electronic data.

Code of Ethics and Insider Trading Policy

Transactions in Securities on Applicable Restricted List(s) Prohibited

From time to time, associates in the Company may come into possession of material non-public information about a particular company. The Compliance team may include each of these companies on one or more “restricted lists,” and impose restrictions on transactions involving securities of those companies in Client accounts and in the personal accounts of Covered Persons. The applicability of these restrictions may be firmwide, or may be limited to certain parts of the firm, taking into account the existence of our Information Barrier Policy. Covered Persons are prohibited from knowingly engaging in any transactions for their personal accounts or for the accounts of others, including Clients, that would be inconsistent with these restrictions.

How do I know if a particular company is included on an Artisan Partners Restricted List(s)?

Compliance does not publish the contents of the Restricted List(s) because, under certain circumstances, the inclusion of a particular name could itself convey material non-public information. You should preclear all of your Personal Securities Transactions as required under the Code. Compliance uses the preclearance process to ensure that requests to trade securities of issuers on an applicable Restricted List are denied.

Restrictions on Certain Transactions with Clients

No Covered Person should knowingly purchase from or sell to any Client any security or other property except securities issued by that Client, or except as approved by Compliance. This section does not prohibit purchases of Client products or services that are available to the general public.

Approval Required for Participation in Initial Public Offerings

No Covered Person is allowed to acquire any security in an initial public offering, except with the prior written approval of Compliance, based on a determination that: (i) the acquisition is consistent with applicable regulatory requirements, does not conflict with the purposes of the Code or its underlying policies, or the interests of Artisan Partners or its Clients; and (ii) the opportunity to acquire the security has been made available to the person for reasons other than the person’s relationship with Artisan Partners or its Clients. Such circumstances might include, for example:

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an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person’s ownership of an insurance policy issued by that company conveys that opportunity;

•	an opportunity resulting from the person’s pre-existing ownership of an interest in the IPO company or an investor in the IPO company; or

Code of Ethics and Insider Trading Policy

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an opportunity made available to the person’s Immediate Family Members sharing the same household, in circumstances permitting Compliance reasonably to determine that the opportunity is not being made available indirectly because of the person’s relationship with Artisan Partners or its Clients (for example, because of the Immediate Family Member’s employment).

Approval Required for Participation in Private Placements

Private Placements require express written prior approval of Compliance. Covered Persons may invest in private funds sponsored by Artisan Partners through the regular subscription process and need not seek separate prior approval from the Compliance team.

In deciding whether that approval should be granted, Compliance may consider a number of relevant factors including, but not limited to:

•	whether the investment opportunity should be reserved for Clients;

•	whether the opportunity has been offered because of the person’s relationship with Artisan Partners or its Clients;

•  whether the investment is in a pooled vehicle or an operating company;

•  the size of the proposed investment in relation to the total offering and in relation to the total equity ownership of the entity in which the Covered Person seeks to invest;

•  the rights to be granted to the Covered Person as a result of the investment;

•  the amount of business involvement the Covered Person would have after the investment has been made; and

•  the degree to which the Covered Person may be deemed to have control over the entity after the investment has been made.

Investment by a Covered Person in a private fund that is not managed by Artisan, requires prior approval by Compliance before making a commitment to the private fund. Further approval is not required each time a private fund draws on capital where the Covered Person’s commitment was previously approved. Additional commitments by a Covered Person must be approved prior to making the additional commitment.

My spouse’s employer has offered him/her a stake in their company, and the company is private. Is prior written approval required?

The requirement to obtain written approval prior to the acquisition of a private placement does not apply to the acquisition by a Covered Person’s Immediate Family Member of an ownership interest in that person’s employer or an affiliate of the employer, provided that the acquisition is non-volitional and is the result of that person’s bona fide employment relationship and is not a result of a Covered Person’s relationship with Artisan Partners or Clients.

Any volitional acquisitions, such as participation in an employer’s stock purchase plan, require prior approval by Compliance. All acquisitions require disclosure as part of the quarterly reporting process and the ownership interest should be disclosed as part of the initial and annual holdings reports. Subsequent dispositions of the interest are subject to preclearance.

Code of Ethics and Insider Trading Policy

A non-volitional sale of a Covered Person’s investment in such a private fund (e.g., a sale due to a fund divestiture or liquidation) is not subject to prior approval. Volitional redemptions or sales by a Covered Person from a private fund are subject to prior approval by Compliance.

Most private investments are not subject to quarterly transactions reporting; however, all private investments are subject to annual holdings reporting requirements.

Limitations on Investments in Publicly Traded Companies

No Covered Person may knowingly own more than 5% of a public company’s outstanding shares without prior written approval from Compliance.

Front Running Prohibited

Covered Persons are prohibited from inappropriately using proprietary or confidential information obtained while associated with Artisan Partners for their personal benefit. For example, no Covered Person may engage in a Personal Securities Transaction in a security based on advance knowledge that Artisan Partners is effecting or will be effecting a purchase or sale of the security on behalf of a Client.

This prohibition will not affect the execution of transactions for the account of a Client in which one or more Covered Persons has an economic interest (such as, for example, where a Covered Person owns shares of an Artisan Fund), which may be executed by Artisan Partners’ traders in accordance with the Artisan Partners’ trading practices.

Spread Betting Prohibited

Covered Persons are prohibited from engaging in spread betting transactions based on securities that are subject to pre-clearance or prohibited under the Code.

Excessive Short-Term Securities Trading in Non-Exempt Securities Is Prohibited

Covered Persons are prohibited from engaging in the excessive short-term trading of Non-exempt Securities. The purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days are generally regarded as short-term trading. Preclearance requests in Non-exempt Securities that constitute short-term trading resulting in a profit will generally be denied by the Compliance team.

Covered Persons are also strongly discouraged from engaging in the excessive short-term trading of certain Exempt Securities that are not intended for short-term trading or as otherwise deemed inappropriate by Compliance. Transactions that constitute such short-term trading may be subject to redemption fees by the issuer, escalation to management, additional Code training, permanent or temporary limitations or prohibitions on Personal Securities Transactions.

High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of a Covered Person’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments (including options).

Code of Ethics and Insider Trading Policy

Covered Persons engage in such trading activities at their own risk. If Artisan Partners becomes aware of material, non-public information about the issuer of the underlying securities, or if preclearance of the closing transaction is denied, Artisan Partners personnel may find themselves “frozen” in a position. Artisan Partners will not bear any losses in personal accounts as a result of implementation of this policy.

Personal Securities Transactions with Certain Brokers or Dealers Prohibited

In order to comply with certain state regulations, Covered Persons are restricted from executing any Personal Securities Transactions with the institutional trading desks of any broker or dealer with whom Artisan Partners conducts business for its Clients.

Other Code Requirements

Amendments to the Code

Each time a Covered Person receives a copy of the Code, including any amendment, he or she is required to acknowledge receipt.

Regulatory Conduct Disclosure

Covered Persons have an ongoing obligation to promptly report to Compliance if anything occurs which would change any previously reported responses relating to the Covered Associates’ regulatory conduct disclosures.

Changes in Immediate Family Member Employment

Covered Persons have an ongoing obligation to promptly report to Compliance if an Immediate Family Member is employed by an investment adviser, a securities broker-dealer or an otherwise regulated financial services company (or associated with as an owner, proprietor, partner, officer, director, board member, agent or otherwise) or any company that does business with or is seeking to do business with Artisan Partners, Artisan Partners Funds or Artisan Partners Distributors.

Service as a Board Director, Board Member, Manager, Managing Member or Trustee

No Covered Person may serve as a member of the board of directors or trustees, an officer, a manager or a managing member or in a similar capacity exercising control of any business organization (including an advisory board) without the prior written approval of Compliance, unless the organization is a civic or charitable organization or an organization owned or controlled by a member of the Covered Person’s family.

If a Covered Person is serving as a board member, officer, manager, managing member or in a similar control capacity of any organization, the Covered Person should be mindful of his or her responsibilities under the Code and his or her agreements with Artisan Partners, and should seek to avoid any appearance of impropriety. In particular, Covered Persons are reminded of their obligations not to misuse confidential information belonging to Artisan Partners or any Client. A Covered Person serving as a board member, officer, manager or managing member of an organization or in a similar control capacity is encouraged not to participate in any activity on behalf of the organization that could create an appearance of impropriety.

Code of Ethics and Insider Trading Policy

In some circumstances, the service of a Covered Person as a board member of an organization or an executor, conservator or trustee for an estate, conservatorship or personal trust, could result in Artisan Partners being deemed to have custody of the assets of that entity, if it were a Client. Because Artisan Partners does not accept custody of Client assets, if Artisan Partners would be deemed to have custody because of the relationship of a Covered Person to the organization, the Covered Person may be required to give up his or her position as a condition of Artisan Partners accepting an engagement to provide advisory services.

Outside Financial Interests and Outside Business Activities

Covered Persons should avoid outside financial interests or outside business activities that may give rise to conflicts of interest with Clients or Artisan Partners or that may create divided loyalties, divert substantial amounts of their time, and/or compromise their independent judgment.

Prior to association with Artisan Partners, newly hired Covered Persons are required to disclose to Artisan Partners any outside financial interests or outside business activities that may present such a conflict of interest. Thereafter, Covered Persons must obtain Compliance approval prior to acquiring any such interests or engaging in any such activities. Covered Persons seeking such approval should contact the Compliance team or an attorney in the Legal Department.

Covered Persons are prohibited from providing consulting services to non-Artisan entities for pay or on a voluntary basis, such as those offered through expert networks, without seeking prior approval from the Compliance team.

What are some examples of outside interests that may give rise to a conflict?

Examples of outside interests or activities that may give rise to a conflict of interest include where a Covered Person holds a substantial interest in a company that has dealings with Artisan Partners either on a recurring or “one-off” basis, or where a Covered Person has an employment relationship or position with a potential Client or vendor of Artisan Partners.

Requirement to Preserve Confidentiality

Each Covered/Exempt Person is required to keep confidential any information concerning Artisan Partners or its Clients that is not generally known to the public that is learned during the term of his or her employment or association with Artisan Partners, including, but not limited to, the following:

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the investment strategies, processes, analyses, databases, and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by Artisan Partners;

•	the identity of and all information concerning Clients and shareholders of Clients;

•	information prohibited from disclosure by a Client’s policy on release of portfolio holdings or similar policy; and

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all other information that is determined by Artisan Partners or a Client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Covered/Exempt Person.

Code of Ethics and Insider Trading Policy

No Covered/Exempt Person is allowed to use confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other associates of Artisan Partners, its affiliated businesses and third parties to whom disclosure is made pursuant to the performance of his or her duties as an associate of Artisan Partners or as otherwise may be required by law. In addition, nothing in this Code or any other Artisan Partners’ policy limits a Covered/Exempt Person’s ability to lawfully report a violation of applicable laws or regulations to an appropriate regulatory authority or otherwise communicate with an applicable regulatory authority in a manner protected by, and consistent with, the laws applicable to the Covered/Exempt Person.

This obligation of confidentiality is in addition to any other Artisan Partners’ policies relating to confidentiality and confidentiality agreements with Artisan Partners to which a Covered/Exempt Person is a party.

Enforcement of the Code and Consequences for Failure to Comply

Compliance is responsible for promptly investigating all reports of possible errors or exceptions under this Code. Compliance with this Code is a condition of employment or association with Artisan Partners, status as a registered representative of Artisan Distributors, and retention of any position you hold with any funds sponsored by Artisan Partners. Taking into consideration all relevant circumstances, Artisan Partners will determine what action is appropriate for any error under or breach of the provisions of the Code. Possible actions include escalation to management, letter of warning, additional Code training, reversal or unwinding of trades, letters of sanction, disgorgement of profits, suspension or termination of employment, impact to a Covered Person’s compensation, removal from office, or permanent or temporary limitations or prohibitions on Personal Securities Transactions more extensive than those generally applicable under the Code. Exceptions under the Code may be subject to Client reporting obligations. In addition, Artisan Partners may report conduct believed to violate the law or regulations applicable to Artisan Partners or the Covered Person to the appropriate regulatory authorities.

Individual Exemptions

There may be circumstances from time to time in which the application of this Code produces unfair or undesirable results or in which a proposed transaction is not inconsistent with the purposes of the Code. Therefore, the Chief Compliance Officer or a designee may grant an exemption from any provision of this Code, provided that the person granting the exemption based his or her determination to do so on the ground that the exempted transaction is not inconsistent with the purposes of this Code or any law or regulation applicable to Artisan Partners, and documents that determination in writing.

Code of Ethics and Insider Trading Policy